Exhibit 99

FOR IMMEDIATE RELEASE

Investor and Media Contact: Robert L. Saxton

Alliance Gaming

(702) 270-7600

ALLIANCE GAMING ANNOUNCES
COMPLETION OF THE ACQUISITION
OF SIERRA DESIGN GROUP

LAS VEGAS, March 3, 2004 — Alliance Gaming Corp. (NYSE: AGI) announced today that it has completed the acquisition of privately held Sierra Design Group (SDG), a leading supplier of Class II and Class III gaming devices, systems and technology.

Pursuant to the purchase agreement, Alliance Gaming acquired 100 percent of the outstanding shares of SDG for approximately $28.3 million of cash and 662,000 shares of Alliance Gaming Common Stock valued at $16.0 million. In addition, Alliance Gaming provided $73.0 million in pre-acquisition financing to SDG and assumed $7.2 million of long-term debt, for a total initial consideration of $124.5 million. Additional contingent consideration of up to $95.6 million may become payable, in equal portions of cash and stock, over the next three fiscal years upon the SDG business unit achieving certain significant revenue and EBITDA targets.

“The closing of this transaction comes at a time when the gaming industry is moving in a number of new and positive directions,” said Robert Miodunski, President and Chief Executive Officer of Alliance Gaming. “This acquisition has positioned Alliance Gaming to take advantage of significant opportunities in both the domestic and international markets, from the technology advances in traditional casino style gaming to the Class II environments with central determination features. The combination of the core products of Bally Gaming and Systems, combined with the vision of Bob Luciano and the cutting-edge technology of SDG, will now allow us to offer a full range of gaming products in the global gaming environment.”

To date, SDG has aggressively targeted selected domestic gaming markets that have resulted in:

•                  27 percent share of the New York lottery contract for games operated in racinos. SDG and Bally have a combined 52 percent of the video lottery terminals at the two facilities that have recently opened, with a third property expected to open later this month and five more expected to open by over the next 18 months..

•                  1,500 units and central determination links placed in various Class II facilities throughout Oklahoma, a market that SDG recently entered in March 2003. Given the recent positive legislative action in the state that moves gaming to a defined compacted Class III environment, combined with the recent decision by the Supreme Court regarding Class II games, this is expected to be a high growth market for both SDG and Bally Gaming and Systems, as the market moves to the regulated and approved equipment, and expands into new and larger approved facilities.

- MORE -

SDG acquisition

•                  2,400 units representing more than 90 percent market share placed in the Class II Florida Seminole facilities, a total that is expected to increase to over 4,000 units later this year following the opening of the second of two Hard Rock Casino properties in Florida. These installations include the devices and the central determination system links as well as Bally Systems’ Casino Marketplace player tracking system.

•                  The central determination linking of 10,200 units or approximately 80 percent of the Washington state Class III market, where more than five years ago SDG took a leading role in developing the centrally determined technology used in this market.

SDG also operates machines in traditional Class III casino markets such as Nevada and Connecticut on a participation basis. SDG’s initial offering, the highly successful Raining Diamonds™ slot machine, dispenses genuine diamond jewelry as the top jackpot award. At the Global Gaming Expo in September 2003, SDG debuted a new bonusing concept with its award-winning Auction Fever™ slot machine, which allows all of the players on a linked bank of machines to receive additional bonus payouts when one player initiates the bonus round. The first regulatory approval for Auction Fever is expected by May 2004.

“With this deal now officially done, we look forward to combining our resources to take Alliance Gaming, Bally Gaming and Systems and Sierra Design Group to a new level of strength in the gaming industry,” said Bob Luciano, the founder of SDG who will remain as the head of the SDG Product Group. “There is a new level of excitement sweeping the industry right now and we feel we have the depth of both gaming and systems products to capitalize on the opportunities ahead.”

Alliance Gaming is a diversified gaming company with headquarters in Las Vegas. The Company is engaged in the design, manufacture, operation and distribution of advanced gaming devices and systems worldwide, and is the nation’s largest gaming machine route operator and operates two casinos. Additional information about the Company can be found at www.alliancegaming.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the company’s filings with the Securities and Exchange Commission.

–  ALLIANCE GAMING CORP.  –